MANUFACTURING AGREEMENT

                           (PRINTED GOODS/FILM OUTPUT)

  JANUARY 18, 2001

Dear Bodyguard Records.com, Inc.:

Your firm has a contract with us to coordinate the duplication of optical discs and/or music recordings by outside vendors. We then warehouse and distribute the recordings.

This letter is our offer to coordinate the provision of additional services under that agreement. We will contract with printing contractors to duplicate the artwork and printed materials that will be included with the music recordings. We will use this letter as an amendment to our existing agreement. Please confirm your acceptance by signing in the space provided below and return the original to me. Please keep a copy for your files.

     1. The Agreement.

          (a) This letter amends the letter agreement between our two firms dated January 3, 2001.

          (b) The provisions of the letter agreement will apply to the duplication of artwork and printing, except for provisions that are only applicable to the production of optical discs or cassettes. However, when interpreting the provisions of the letter agreement with regard to this amendment, the word "printer" shall be substituted for the word "manufacturer" and the words "artwork and printing" shall be substituted for the words "master duplication".

          (c) Payment terms shall continue as provided for in the letter agreement.

          (d) This amendment will become effective when signed by you on behalf of your firm.

     2. YOUR UNDERTAKING.

          (a) You will produce and provide finished artwork to the selected printer. This should be in the form of final composed full sized film, negatives, right reading and emulsion side down. Artwork with multiple colors requires a separate piece of film for each process color. All finished artwork must be


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               accompanied by a printing reference, such as a color key or a chromalin. A more detailed specification sheet will be provided to you.

     Our Undertaking.

          (a)  We will contract with competent and ethical printers.

          (b) PRICING. Your costs are the prices listed on the attached cost schedule of the printer. If you chose to participate in this service there is also a 7% charge for all administration of the final cost of printing and any subsequent reprints which is applied to the final manufacturers invoice. Pricing for additional external packaging will be provided on a quotation basis. Please note that the prices shown in Exhibit A are subject to change. Although we will make every attempt to keep you advised of the current prices offered, we cannot guarantee these prices will remain firm for the term of the agreement as amended.

This letter sets forth the parties' entire understanding of the amendment to the letter agreement.

Very Truly Yours,
NAVARRE Corporation


/s/ James S. Chaido
-------------------
James S. Chaido
Vice President/General Manager
Independent Music Distirbuiotn Division


Confirmed and Accepted

/s/ John Rollo
-----------------

Bodyguard Records.com, Inc.

By:  John Rollo

Title:  President

Date:     1-23-01